Exhibit 5.1



August 3, 2001


Board of Directors
Simtek Corporation
4250 Buckingham Dr. #100
Colorado Springs, Colorado 80907

Dear Gentlemen:

Reference is made to the registration statement on Form SB-2 filed with the Securities and Exchange Commission (the "Commission") on or about May 9, 2001 (the "Registration Statement"), as amended, by Simtek Corporation, a Colorado corporation (the "Company"), for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), 1,810,123 shares ("Shares") of its Common Stock, par value $0.01 per share (the "Common Stock"). The Shares are being offered for resale by thirty of the Company's shareholders.

As counsel for the Company, we have examined such documents and reviewed such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Based on the foregoing, we are of the opinion that the Shares are legally issued, fully paid and non-assessable.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission.

We consent to be named in the prospectus forming part of the Registration Statement (the "Prospectus") under the heading "Legal Matters" in the form and context in which we are named in the Prospectus. We, under the heading "Legal Matters," have not authorized or caused the issue of the Prospectus or any representations in the Prospectus and, apart from this consent and as stated in the Prospectus, have not otherwise been involved in the preparation of any part of the Prospectus.

We do not express an opinion on any matters other than those expressly set forth in this letter.

Sincerely,



Holme Roberts & Owen LLP





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